For Immediate Release
March 21, 1996           Press Contact:      Kathleen Baum
                                             212-270-5089

                                             John Stefans
                                             (212) 270-7438

                    Investor Contact:        John Borden
                                             212-270-7318



  Chemical and Chase Raise Estimates of Annual Expense Savings
               and One-Time Costs of Their Merger


     New York, March 21, 1996 -- Chemical Banking Corporation and The Chase Manhattan Corporation today announced they have raised their estimates of annual expense savings and one-time costs, increasing the value of their merger. They said they now anticipate annual savings to be $1.7 billion, $200 million greater than previously estimated. The increase results from higher than expected salary, real estate and technology and systems integration savings.

     The companies said they expect 30 percent of the savings to be realized by the end of 1996, 70 percent by year-end 1997 and the total by the end of 1998. These annual expense reductions are expected to be realized without any job eliminations beyond those announced in August 1995.

     Also announced were one-time costs related to the merger of $1.9 billion, an increase of $400 million from earlier estimates. These increased costs are associated with severance, facilities consolidations, disposal of equipment and systems integration, as well as the elimination of certain operations. Of that figure, $1.65 billion, or approximately $1.0 billion on an after-tax basis, will be taken as a charge in the first quarter of 1996, with the remaining $250 million of expenses to be substantially incurred over the two years following the merger.

     The companies also confirmed longer-term financial targets for the new Chase of double-digit operating earnings per share growth in each of the three years through 1998, and a core efficiency ratio in the low 50 percent range and a return on average common shareholders' equity of 18 percent or better by the end of 1998.

     The companies also for the first time announced their 1996 operating goals for the merged institution:


          o    Earnings per share growth in excess of 15 percent
          o    Efficiency ratio in the high 50 percent range
          o    Operating revenue growth of 5-7 percent
          o    Non-interest expenses of approximately $9.1 billion
          o    Return on common shareholders' equity of 17 percent


     The companies also announced that they expected first quarter 1996 operating earnings to exceed the analysts' consensus estimate of $1.61 per share. In addition to the merger-related restructuring charge noted above, they announced a number of special items to be recognized in the first quarter. These items include a charge of $100 million against new Chase's reserve for credit losses, as a result of conforming charge-off policies with respect to credit card receivables; the loss of $60 million ($27 million after-tax) on the sale of a building in Japan; a charge of $40 million ($25 million after-tax) related to the conforming of pension liabilities; and anticipated aggregate tax benefits and refunds of $150 million.


                              # # #


The forward-looking statements contained in this release are subject to risks and uncertainties. The Corporation's actual results following the merger may differ materially from those set forth in such forward-looking statements. Reference is made to the Corporation's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.